Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Loop Media, Inc. on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 15, 2021, with respect to our audits of the consolidated financial statements of Loop Media, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 appearing in the Annual Report on Form 10-K of Loop Media, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp
Costa Mesa, California
August 20, 2021